Exhibit 5.1

12670 High Bluff Drive San Diego, California 92130 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com

FIRM / AFFILIATE OFFICES
January 8, 2016 Ligand Pharmaceuticals Incorporated 11119 North Torrey Pines Road, Suite 200 La Jolla, California 92037	Abu Dhabi Barcelona Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration Statement on Form S-3 of 793,594 shares of common stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Ligand Pharmaceuticals Incorporated, a Delaware corporation (the “Company”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale by the selling stockholders named in the Registration Statement of 793,594 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which were issued to the former stockholders of Open Monoclonal Technologies, Inc., a Delaware corporation (“OMT”), pursuant to the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 17, 2015, by and among the Company, OMT, OMT, LLC, Schrader 1 Acquisition, Inc., Schrader 2 Acquisition, Inc., and Fortis Advisors LLC, as the stockholders’ representative. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With the Company’s consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the issuance and sale of the Shares has been duly authorized by all necessary corporate action of the Company, and the Shares have been validly issued and are fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

January 8, 2016

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP